Exhibit 10.3

THE LOGIC DEVICES INCORPORATED

AMENDED AND RESTATED

1998 DIRECTOR STOCK INCENTIVE PLAN

(Amended and restated as of March 18, 2004)

TABLE OF CONTENTS

Purpose of the Plan	3
Definitions	3
Administration of the Plan	3
Shares Subject to the Plan	4
Stock Options	4
Amendment or Termination of the Plan	5
Term of Plan	6
Rights as Shareholder	6
Merger or Consolidation	6
Changes in Capital and Corporate Structure	6
Service	6
Withholding of Tax	6
Delivery and Registration of Stock	7

THE LOGIC DEVICES INCORPORATED

AMENDED AND RESTATED 1998 DIRECTOR STOCK INCENTIVE PLAN

1.

Purpose of the Plan

The LOGIC Devices Incorporated 1998 Director Stock Incentive Plan (hereinafter referred to as the "Plan") is intended to provide a means whereby directors of LOGIC Devices Incorporated and its Related Corporations may sustain a sense of proprietorship and personal involvement in the continued development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may permit certain directors to acquire Shares or otherwise participate in the financial success of the Company, on the terms and conditions established therein.

2.

Definitions

The following terms shall be defined as set forth below:

a.   Board. Shall mean the Board of Directors of the Company.

b.   Code. Shall mean the Internal Revenue Code of 1986, and any amendments thereto.

c.   Company. Shall mean LOGIC Devices Incorporated and its Related Corporations.

d.   ERISA. Shall mean the Employee Retirement Income Security Act of 1974, and any amendment thereto.

e.   Non-Qualified Options. Shall mean an award under the Plan that is not an Incentive Stock Option within the meaning of Code section 422.

f.   Related Corporation. Shall mean a corporation which would be a parent or subsidiary corporation with respect to the Company as defined in section 424(e) or (f), respectively, of the Code.

g.   Rule 16b-3. Shall mean Rule 16b-3 of the '34 Act, and any amendments thereto.

h.   Shares. Shall mean shares of common stock of the Company.

i.   '33 Act. Shall mean the Securities Act of 1933, and any amendments thereto.

j.  ' '34 Act. Shall mean the Securities Exchange Act of 1934, and any amendments thereto.

3.

Administration of the Plan

The Plan shall be administered by the Board. The Board shall have sole authority to:

i.   establish the conditions of each such option;

ii.  prescribe any legend to be affixed to certificates representing such option;

iii. interpret the Plan; and

iv. adopt such rules, regulations, forms and agreements, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan.

4.

Shares Subject to the Plan

The aggregate number of Shares that may be obtained by directors under the Plan shall be 550,000 Shares. Any Shares that remain unissued at the termination of the Plan shall cease to be subject to the Plan, however, if during the term of the Plan, any options not exercised expire, are canceled or are forfeited, surrendered, or returned, the Shares with respect to such options shall be available for subsequent option grants under the Plan. If the total number of Shares at the time of the grant is not sufficient to provide for the automatic grants to non-employee directors under Section 5(c) below, then the available shares shall be allocated proportionately among the automatic grants to be made at that time.

5.

Stock Options

a.  Type of Options. The Company may issue options that constitute Non-Qualified Options to directors under the Plan. The grant of each option shall be confirmed by a stock option agreement that shall be executed by the Company and the optionee as soon as practicable after such grant. The stock option agreement shall expressly state or incorporate by reference the provisions of the Plan and state that the option is a Non-Qualified Option.

b.  One-Time Grants. Upon approval of the Plan by the shareholders of the Company, two non-employee directors, Mr. Howard Farkas and Mr. Burton Kanter, shall each be automatically awarded Non-Qualified Options to purchase 75,000 Shares, and Mr. William Volz, an employee director, shall be automatically awarded a Non-Qualified Option to purchase 200,000 Shares. On April 2, 2002, Mr. William Volz surrendered, returned and relinquished the options included in the foregoing award to Mr. Volz. In addition, on May 20, 2002, each of the Company's non-employee directors on such date, Mr. Howard Farkas, Mr. Albert Morrison, Mr. Joel Kanter and Mr. Fredric Harris, shall each be automatically awarded a Non-Qualified Option to purchase 50,000 Shares.

c.  Annual Grants. Upon approval of the Plan by the shareholders of the Company, each individual who is initially elected and re-elected as a non-employee member of the Board shall receive a Non-Qualified Option to purchase 15,000 Shares, such annual grants to commence with the 1998 Annual Shareholders meeting and continuing in effect for each subsequent Annual Meeting of the Company's shareholders.

d.  Terms of Options. Except as provided in Subparagraphs (e) and (f) below, each option granted under the Plan shall be subject to the terms and conditions set forth by the Board in the stock option agreement including, but not limited to, option price (which price shall be no less than the Fair Market Value of the Shares as of the date of grant) and option term.

e. Additional Terms Applicable to All Options. Each option shall be subject to the following terms and conditions:

i.   Written Notice. An option may be exercised only by giving written notice to the Company specifying the number of Shares to be purchased.

ii.  Method of Exercise. The aggregate option price shall be paid in any one or a combination of cash, personal check, by offsetting any other amounts owed to the optionee of the Company, Shares already owned (valued at Fair Market Value on the date of exercise) or Plan awards which the optionee has an immediate right to exercise (i.e., on a "net issuance" basis).

iii. Term of Option. No option may be exercised more than five (5) years after the date of grant.

iv.  Disability or Death of Optionee. In an optionee terminates membership on the Board due to disability or death prior to exercise in full of any options, he or she or his or her beneficiary, executor, administrator or personal representative shall have the right to exercise the options within the five (5) years from the date of grant.

v.   Transferability. Subject to applicable securities laws, there shall be no limits on transferability; provided however, that the Board may elect to make certain options non-transferable or limit transferability to transfers under the laws of descent and distribution and/or intra-family transfers for estate planning purposes or pursuant to a Qualified Domestic Relations Order.

f.  Valuation. For purposes of establishing the option price and for all other valuation purposes under the Plan, the Fair Market Value per share of the common stock of the Company on any relevant date shall be determined according to the following rules:

i.   If the common stock is not at the time listed or admitted to trading on any stock exchange but is traded on the NASDAQ National Market, then the fair market value will be deemed equal to the closing selling price per share of common stock on the NASDAQ National Market on the date in question.

ii.  If the common stock is at the time listed or admitted to trading on any national securities exchange, then the fair market value will be the closing selling price per share of common stock on the date in question on the securities exchange serving as the primary market for the common stock, as such price is officially quoted on such exchange.

6.

Amendment or Termination of the Plan

The Board may amend, suspend or terminate the Plan or any portion thereof at any time, but (except as provided in Paragraph 10 hereof) no amendment shall be made without approval of the shareholders of the Company which shall: (i) materially increase the aggregate number of Shares with respect to which awards may be made under the Plan; or (ii) change the class of persons eligible to participate in the Plan; provided, however, that no such amendment, suspension or termination shall impair the rights of any individual, without his or her consent, in any award theretofore made pursuant to the Plan.

7.

Term of Plan

The Plan shall be effective upon the date of its approval by the shareholders of the Company. Unless sooner terminated under the provisions of Paragraph 6, options shall not be granted under the Plan after June 16, 2008.

8.

Rights as Shareholder

Upon delivery of any Share to a director, such director shall have all of the rights of a shareholder of the Company with respect to such Share, including the right to vote such Share and to receive all dividends or other distributions paid with respect to such Share.

9.

Merger or Consolidation

In the event the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, the surviving corporation may agree to exchange options issued under the Plan for options (with the same aggregate option price) to acquire and participate in the number of shares in the surviving corporation that have a fair market value equal to the fair market value (determined on the date of such merger or consolidation) of Shares that the grantee is entitled to acquire and participate in under this Plan on the date of such merger or consolidated.

10.

Changes in Capital and Corporate Structure

In the event any change is made to the common stock issuable under the Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares or other change in the corporate structure of the Company effected without receipt of consideration, appropriate adjustments will be made to (i) the aggregate number and/or class of shares of common stock available for issuance under the Plan, (ii) the number of shares of common stock to be made the subject of each subsequent automatic grant and (iii) the number and/or class of shares of common stock purchasable under each outstanding option and the exercise price payable per share so that no dilution or enlargement of benefits will occur under such option.

11.

Service

An individual shall be considered to be in the service of the Company or a Related Corporation as long as he or she remains a director of the Company or such Related Corporation. Nothing herein shall confer on any individual the right to continued service with the Company or a Related Corporation or affect the right of the Company or such Related Corporation to terminate such service.

12.

Withholding of Tax

To the extent the award, issuance or exercise of Shares results in the receipt of compensation by a director of the Company, the Company is authorized to withhold from any other cash compensation then or thereafter payable to such director any tax required to by withheld by reason of the receipt of the compensation. Alternatively, the director may tender a personal check in the amount of tax required to be withheld.

13.

Delivery and Registration of Stock

The Company's obligation to deliver Shares with respect to an award shall, if the Board so requests, be conditioned upon the receipt of a representation as to the investment intention of the individual to whom such Shares are to be delivered, in such form as the Board shall determine to be necessary or advisable to comply with the provisions of the '33 Act or any other federal, state or local securities legislation or regulation. It may be provided that any representation requirement shall become inoperative upon a registration of the Shares or other action eliminating the necessity of such representation under securities legislation. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any automated system or stock exchange on which Shares may then be listed, and (ii) the completion of such registration or, other qualification or exemption of such Shares under any state or federal law, rule or regulation, as the Board shall determine to be necessary or advisable.